Exhibit 10.1
WILMINGTON TRUST CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated
Effective as of January 1, 2010

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WILMINGTON TRUST CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Article I
Purpose and Effective Date
The Wilmington Trust Corporation Supplemental Executive Retirement Plan is the former Wilmington Trust Company Supplemental Executive Retirement Plan as amended and adopted by Wilmington Trust Corporation. The purpose of this Plan is to provide supplemental retirement benefits to certain senior management officers of the Company selected for Membership by the Company’s Board of Directors. Benefits provided by this Plan are intended to supplement benefits provided by the Wilmington Trust Pension Plan. This Plan is intended to be an Excess Benefit Plan as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”) to the extent that it provides benefits for selected employees in excess of the limitations on contributions and benefits imposed by section 415 of the Internal Revenue Code of 1986 on plans to which that section applies. To the extent that the Plan is not an Excess Benefit Plan, this Plan is an unfunded deferred compensation plan for a select group of management or highly-compensated employees of the Company within the meaning of Sections 201(2), 301(a) and 401(a) of ERISA. This Plan and its attendant Trust were effective January 1, 1989 and the Plan has been amended from time to time. This amendment and restatement is effective as of January 1, 2010.
Article II
Definitions
The terms used in this Plan shall have the same meaning as ascribed to them in the Pension Plan unless they are specifically defined differently below.
2.01. “Administrator” — means the group or individual appointed by the Company pursuant to Section 8.01.
2.02. “Average Annual Compensation” for the purposes of Section 2.06 — means a Participant’s Compensation for the highest paid five (5) years of the final ten (10) years of the Participant’s employment with the Company.
2.03. “Board” — means the Board of Directors of Wilmington Trust Corporation and any designated committee thereof to which it delegates its authority and discretion hereunder.
2.04. “Code” - means the Internal Revenue Code of 1986 as amended from time to time.
2.05. “Company” — means Wilmington Trust Corporation, a Delaware Corporation, and any wholly-owned subsidiary of Wilmington Trust Corporation.

2.06. “Compensation” — means the salary or wages and bonuses and incentive payments, including but not limited to one-hundred percent (100%) of all awards under the Wilmington Trust Company Participant Incentive Compensation Plan, of a Participant paid by the Company as reported on Form W-2 or any substitute therefore, increased by any amounts deferred by the Participant under the Wilmington Trust Thrift Savings Plan and increased by amounts attributable to salary reduction under the Wilmington Trust Best Plan to the extent such amount is not included in taxable income, and reduced by (i) any imputed amounts under the Code, and regulations issued pursuant thereto, and (ii) amounts attributable to moving and travel expenses, and tuition payments.
Compensation shall also include the Value of all restricted common stock of the Company (“Restricted Stock”) that is granted to the Participant as a bonus, whether or not the Participant recognizes any taxable income from the grant of Restricted Stock in the year of the grant and regardless of whether the Participant is vested in such Restricted Stock. The Value of the Restricted Stock for purposes of this Plan shall be the closing price of the Company’s common stock on the national exchange on which the Company’s common stock is traded on the date that such Restricted Stock is granted to a Participant. The restrictions on the Restricted Stock shall not be taken into account when determining the Value of a Participant’s Restricted Stock for purposes of this Plan. If a Participant subsequently forfeits any of the Restricted Stock granted to him or her, the Value of the forfeited Restricted Stock as of the date of grant shall be deducted from the Participant’s Compensation in the year in which the Restricted Stock that is forfeited was granted to the Participant.
In the year in which a Participant’s employment terminates, any bonuses or incentive payments (other than the Value of Restricted Stock) paid to the Participant after the Participant’s employment terminates shall be attributed to the Participant’s last month of employment. Vacation time that has been accrued but not taken shall not be taken into account for either service or Compensation purposes.
2.07. “Early Retirement” — means the earliest date on which a Participant is eligible to receive early retirement benefits under the Pension Plan.
2.08. “Eligible Spouse” — means the person who is legally married to the Participant throughout the one-year period ending on the earlier of the date of such Participant’s death or on the date such Participant’s benefits commence. A spouse shall not be considered an Eligible Spouse if at the time that the spouse’s right to benefits otherwise would be determined or the spouse would be entitled to waive benefits hereunder, it is established to the satisfaction of the Company that the spouse cannot be located.
2.09. “Employee” — means any individual employed by the Company in a senior policy making position.
2.10. “Normal Retirement” — means the date on which a Participant attains age sixty-two (62) and completes at least five (5) years of participation in the Plan.
2.11. “Participant” - means those Employees selected by the Board for participation in this Plan.
2.12. “Pension Plan” — means the Wilmington Trust Pension Plan, as amended from time to time.

2.13. “Plan” — means the Wilmington Trust Corporation Supplemental Executive Retirement Plan.
2.14. “Plan Year” — means the period beginning on January 1 and ending on December 31 of each year.
2.15. “Postponed Retirement” — means the date after a Participant’s Normal Retirement on which the Participant can elect to receive retirement benefits from the Pension Plan.
2.16. “Social Security Taxable Wage Base” — means the amount of earnings, as determined each year under the Social Security Act, subject to the Social Security OASDI tax for Old Age, Survivors and Disability Income benefits.
2.17. “Trust” — means the depository adopted by the Company to hold the assets used to pay Plan benefits.
2.18. “Year of Participation” means, for any Participant, each twelve (12) month period during which the Employee is participating in the Plan, measured from the date that the Employee initially becomes a Participant in the Plan or, if removed from the Plan by the Board after participating in the Plan, the date that the Employee re-commences participation in the Plan, and each anniversary thereafter. If an Employee who is participating in the Plan is removed from participation in the Plan by the Board for any reason other than Termination for Cause under Section 3.02(b) and is then designated by the Board to participate in the Plan once again, the Board may, at its sole and absolute discretion, count the Years of Service during the period that the Employee was not a Participant in the Plan after being removed by the Board from participation in the Plan and before being designated by the Board to re-commence participation in the Plan.
Article III
Eligibility for and Forfeiture of Plan Participation
3.01. Commencement of Participation. An Employee shall become a Participant in this Plan if designated for participation by the Board, in its sole and absolute discretion. The Board shall document the selection of an Employee as a Participant in the Plan by a written resolution of the Board. An Employee who has terminated participation in the Plan pursuant to Section 3.02(a) of this Plan may, at the sole and absolute discretion of the Board, be re-designated for participation in the Plan. If the Board re-designates an Employee for participation in the Plan, the Board may, pursuant to Section 2.17 of the Plan, grant to such Employee credit for the Years of Service following the Employee’s termination of participation and before the Employee’s re-commencement of participation in the Plan.

3.02. Termination for Cause.
(a) For any Reason. A Participant shall cease to be a Participant but shall retain any right to benefits the Participant has earned under the Plan until such participation ends if the Board, in its sole discretion, determines that the Employee shall no longer participate in the Plan for any reason other than for Cause, as provided in paragraph (b) of this Section 3.02, including but not limited to if the duties and responsibilities of the Employee’s position with the Company no longer warrant the Employee’s participation in the Plan.
(b) For Cause. An Employee shall cease to be a Participant and shall forfeit the right to any benefits under this Plan if the employment of the Participant with the Company is terminated for Cause. For purposes of this Plan, a Participant’s employment is terminated for Cause if the Participant (a) engaged in gross misconduct, dishonesty, or deliberate and premeditated acts against the interest of the Company, (b) is convicted of a felony whether related or unrelated to employment by the Company, or (c) repeatedly and substantially failed to perform the Participant’s obligations and duties of employment after written or oral demands for such performance are given to the Participant by the Company.
3.03. Competition with Company. Participation in this Plan shall also cease and all rights to any benefits under this Plan shall be forfeited when a Participant, after Early, Normal, or Postponed Retirement, becomes an employee, officer or a director of a competitor of the Company without consent of the Board. The Board, in its sole and absolute discretion, shall determine if another entity or person is a “competitor” for the purposes of this section.
3.04. Board Discretion. The Board shall have broad, sole and absolute discretion in making any determination under Sections 2.17, 3.01, 3.02, and 3.03 hereof.
3.05. Change in Control.
(a) Nonforfeitability Upon Change in Control. Notwithstanding anything to the contrary contained in this Article III, Article VII, or any other portion of this Plan, when a Change in Control (as defined below) occurs, rights to receive benefits under this Plan for each Employee who is a Participant in the Plan on the date such change occurs shall become fixed and one-hundred percent (100%) vested and shall not be subsequently divested by the Board. All discretion of the Board regarding the payment of benefits under this Plan shall be eliminated upon such Change in Control or ownership. This Section 3.05 shall not be considered to create in the Plan Participants any greater rights in the assets of the Company or the Trust than the Participants had before the Change in Control occurred.
(b) Change in Control Defined. For purposes of this Section 3.05, a “Change in Control” shall mean the occurrence of any of the following events, directly or indirectly or in one or more series of transactions:
(1) A consolidation or merger of Wilmington Trust Company (“Bank”) or Wilmington Trust Corporation (“Parent”) with any third party (which includes a single person or entity or a group of persons or entities acting in concert) not wholly-owned, directly or indirectly, by Bank or Parent (a “Third Party”), unless Bank or Parent is the entity surviving that merger or consolidation;

(2) A transfer of all or substantially all of the assets of Bank or Parent to a Third Party or a complete liquidation or dissolution of Bank or Parent;
(3) A Third Party, without the prior approval of Bank’s or Parent’s Board, as the case may be, directly or indirectly, through one or more subsidiaries or transactions:
(a) Acquires beneficial ownership of fifteen percent (15%) or more of any class of Bank’s or Parent’s voting stock;
(b) Acquires irrevocable proxies representing fifteen percent (15%) or more of any class of Bank’s or Parent’s voting stock;
(c) Acquires any combination of beneficial ownership of voting stock and irrevocable proxies representing fifteen percent (15%) or more of any class of Bank’s or Parent’s voting stock;
(d) Acquires the ability to control in any manner the election of a majority of Bank’s or Parent’s Board; or
(e) Acquires the ability to directly or indirectly exercise a controlling influence over the management or policies of Bank or Parent;
(4) Any election of persons to Parent’s Board which causes a majority of Parent’s Board to consist of persons other than (a) persons who were members of Parent’s Board on January 1, 2000 and/or (b) persons who were nominated for election as members of Parent’s Board by Parent’s Board (or a committee thereof) at a time when the majority of Parent’s Board (or that committee) consisted of persons who were members of Parent’s Board on January 1, 2000; provided, however, that any person nominated for election by Parent’s Board (or a committee thereof), a majority of whom are persons described in clauses (a) and/or (b), or are persons who were themselves nominated by that Board (or a committee thereof), shall for this purpose be deemed to have been nominated by a Board composed of persons described in clause (a) above; or
(5) A determination is made by any regulatory agency supervising Bank or Parent that a “change in control,” as defined in the banking, insurance or securities laws or regulations then applicable to Bank or Parent, has occurred.
Notwithstanding any provision herein to the contrary, a “Change in Control” shall not include any of the events described above if they (i) are related to or occur in connection with the appointment of a receiver or conservator for Bank or Parent, provision of assistance under Section 13(c) of the Federal Deposit Insurance Act (the “FDI Act”), the approval of a supervisory merger, a determination that Bank is in default as defined in Section 3(x) of the FDI Act, insolvent or in an unsafe or unsound condition to transact business or the suspension, removal and/or temporary or permanent prohibition by a regulatory agency of a member of the Board from participation in the conduct of Bank’s or Parent’s business; or (ii) are the result of a Third Party inadvertently acquiring beneficial ownership of or irrevocable proxies for or a combination of both for fifteen percent (15%) or more of any class of Bank’s or Parent’s voting stock, and that Third Party as promptly as practicable thereafter divests itself of the beneficial ownership of or irrevocable proxies for a sufficient number of shares so that Third Party no longer has beneficial ownership or irrevocable proxies or a combination of both for fifteen percent (15%) or more of any class of Bank’s or Parent’s voting stock.

Article IV
Types of Retirement and Elections
4.01. Early Retirement. A Participant shall be eligible for Early Retirement under this Plan if the Participant is eligible for Early Retirement under the Pension Plan.
4.02. Normal Retirement. A Participant shall be eligible for Normal Retirement under this Plan when the Participant attains age sixty-two (62) and completes at least five (5) Years of Participation in the Plan.
4.03. Postponed Retirement. A Participant shall be eligible for Postponed Retirement under this Plan if the Participant was eligible for Normal Retirement under the Pension Plan and, with the approval of the Board, continues in the employ of the Company.
4.04. Notice of Early, Normal or Postponed Retirement. Sixty (60) days prior to a Participant’s Early or Normal Retirement, the Participant shall make a written request to the Board which shall specify his intended Early or Normal Retirement date. To elect Postponed Retirement, a Participant shall make a written request to the Board sixty (60) days prior to Normal Retirement requesting Postponed Retirement. If the Participant’s request for Postponed Retirement is granted by the Board, a Participant shall, sixty (60) days prior to this Postponed Retirement date, make a written request to the Board which shall specify the intended Postponed Retirement date. If the Participant’s request for Postponed Retirement is denied by the Board, the Participant shall retire on the Participant’s Normal Retirement Date. All requests made under this section shall be irrevocable once approved by the Board.
4.05. Commencement of Benefits. The monthly benefit of a Participant who is eligible for a benefit under this Plan shall be computed as if such benefit commences on the first day of the month coincident with or next following the later of the date that the Participant terminates employment or attains age 55 after termination of employment. However, payments of benefits under this Plan shall not be made to a Participant earlier than the date that is six (6) months after the date of the termination of the Participant’s employment with the Company, or if earlier, the date of his or her death (“Deferred Payment Date”). Any benefit payments that would have been paid to a Participant commencing on the first day of the month coincident with or next following the later of the date that the Participant terminates employment or attains age 55 after termination of employment but for the requirement that no payment of benefits under this Plan may be made to a Participant earlier than the Deferred Payment Date shall be paid to the Participant in one lump sum without interest as soon as administratively feasible following the Deferred Payment Date.

4.06. Separation from Service. No distributions shall be made from this Plan to a Participant unless the Participant has a “Separation from Service”. For purposes of this Plan, Separation from Service shall mean:
(a) The occurrence of a Participant’s death, retirement, or “other termination of employment” (as defined in Treasury Regulations §1.409A-1(h)(1)) with the Company (as defined in Treasury Regulations §1.409A-1(h)(3)).
(b) A Participant does not incur a Separation from Service if the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Company. If a Participant’s leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of such six (6) month period.
(c) A Participant will have incurred a Separation from Service where the Company and the Participant reasonably anticipate that no further services will be performed after a certain date. Notwithstanding the above, a Participant is presumed to have Separated from Service (whether as an Employee or an Independent Contractor), when the level of bona fide services performed decreases to a level equal to or less than twenty percent (20%) of the services performed by the Participant during the immediately preceding thirty-six (36)-month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty-six (36) months). A Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Participant during the immediately preceding the thirty-six (36)-month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty-six (36) months).
4.07. No Accelerations. Notwithstanding anything in this Plan to the contrary, neither the Company nor a Participant may accelerate the time or schedule of any payment or amount scheduled to be paid under this Plan, except as otherwise permitted by Section 409A. The Company shall deny any change made to an election if the Company determines that the change violates the requirements of Section 409A. However, the Company may, in its sole discretion, choose to accelerate certain distributions under this Plan to the extent permitted under Section 409A.
Article V
Form of Benefits
5.01. Form of Retirement Benefits.
(a) Normal Form. The Normal Form of retirement benefits payable under this Plan shall be monthly payments payable for the Participant’s lifetime. Upon the Participant’s death, benefits paid under this form shall cease.

(b) Post-Retirement Survivor Option. The alternative form of retirement benefit payable under this Plan shall be monthly payments payable for the Participant’s lifetime and, if the Participant pre-deceases his or her Eligible Spouse while receiving retirement benefits from this Plan, the Participant’s surviving Eligible Spouse shall begin to receive a survivor benefit payable for her the life of the surviving Eligible Spouse. Survivor benefits will cease upon the death of the surviving Eligible Spouse. This survivor benefit shall be a monthly payment equal to fifty-percent (50%) of the monthly payment the Participant was receiving prior to the death of the Participant. Under this benefit option, the Participant’s normal retirement benefit under this Plan shall be reduced by the applicable conversion factors specified in Appendix A of the Pension Plan in order to provide the funding for the survivor benefit.
5.02. Right to Elect. A Participant shall have the right to elect the Normal Form or the Post Retirement Survivor Option Form of benefit to be received from this Plan within the ninety 90 day period which precedes the Participant’s retirement date. The election of benefit form, once made, is irrevocable. The form of benefit selected shall be made on forms provided by the Administrator and shall be consented to by the Participant’s Eligible Spouse as witnessed by a notary public.
5.03. Pre-Retirement Death Benefit for Eligible Participants. If a Participant, who on the date of his death is eligible to terminate employment and receive a vested monthly benefit under this Plan, dies prior to termination of his employment with the Company, the Plan shall pay to the surviving Eligible Spouse a monthly survivor’s benefit equal to 50% of the monthly benefit that would have been payable to the Participant (the “Pre-Retirement Death Benefit”), calculated as if the Participant had terminated employment on the day immediately preceding his date of death. Upon the death of the Eligible Spouse, the Pre-Retirement Death Benefits shall cease. There shall be no other survivor, death or disability benefits payable to or on behalf of who Participants are eligible to terminate employment with the Company on the date of their death or disability and receive a vested benefit under this Plan. The provisions of Section 4.05 of this Plan requiring a Deferred Payment Date shall not be applicable to the Pre-Retirement Death Benefit; the monthly Pre-Retirement Death Benefit shall commence within thirty (30) days of the date of the Participant’s death and shall be retroactive to the first day of the month next following or coincident with the death of the Participant.
5.04. No Death or Disability Benefits For Non-Eligible Participants. There shall be no survivor, disability or death benefits for any Participant who is not eligible to terminate employment and receive a monthly benefit under this Plan at the time of his death or disability.
Article VI
Computation and Payment of Retirement Benefits
6.01. Monthly Retirement Benefit. The Monthly Retirement Benefit payable to a Participant under this Plan shall be (a) sixty percent (60%) of a Participant’s Average Annual Compensation, (b) multiplied by a fraction the numerator of which is the Participant’s Years of Participation in the Pension Plan (not to exceed thirty (30)) and the denominator of which is thirty (30), (c) divided by twelve (12).

6.02. Pension Plan Offset. The amount of a Participant’s Monthly Retirement Benefit determined under Section 6.01 above shall be reduced by the monthly benefit the Participant is receiving or is eligible to receive from the Pension Plan.
6.03. Early Retirement Reduction. If a Participant receives an Early Retirement Benefit before age sixty-two (62) under the Pension Plan, the amounts calculated under Section 6.01 above (before any reduction for the monthly benefit payable from the Pension Plan) shall be reduced in accordance with the reduction factors set forth in the Pension Plan.
Article VII
Vesting
7.01. Vesting Over 15 Years of Participation. A Participant shall become vested in the Monthly Retirement Benefit determined for the Participant under Section 6.01 based upon the following schedule:

Year of Participation in the Plan	Vested %
0-5th Year	0.0%
6th Year	40.0%
7th Year	46.7%
8th Year	53.3%
9th Year	60.0%
10th Year	66.7%
11th Year	73.3%
12th Year	80.0%
13th Year	86.7%
14th Year	93.3%
15th and later	100.0%
7.02. Vesting At 55 Years of Age and 10 Years of Participation. Notwithstanding the provisions of Section 7.01, upon attaining age fifty-five (55) and completing ten (10) Years of Participation in the Pension Plan, a Participant shall become one-hundred percent (100%) vested in such Participant’s Monthly Retirement Benefit.
Article VIII
Plan Administration
8.01. Appointment of Administrator. The Company will appoint an Administrator who shall be responsible for ministerial, nondiscretionary acts associated with this Plan, including but not limited to determining the amount and payment of retirement benefits.
8.02. Authority of Administrator. With the consent of the Board, the Administrator may engage such agents and advisors as it deems necessary to carry out its administrative responsibilities under the Plan.

8.03. Expenses of Administrator. The expenses of the Plan shall be borne solely by the Company to the extent such expenses are not paid from the Trust Fund.
8.04. Payment of Benefits. The Administrator, at the direction of the Company, shall instruct the Trustee as to the commencement, cessation, amount and payment of benefits due a Participant from the Trust. The Administrator shall not be required to assure that the Company makes contributions to the Trust at a level or in an amount sufficient to pay benefits.
8.05. Sufficiency of Assets in Trust. The Company shall have the sole and exclusive responsibility to assure that there are sufficient assets in the Trust in order to pay Participant benefits when due. To the extent Trust assets are insufficient to pay Participant benefits, the Company shall contribute the necessary amounts from its general assets to the Trustee.
8.06. Contributions to Trust/Investment of Trust Assets. The Company shall have the sole and exclusive responsibility for making contributions to the Trust to provide benefits and for directing the Trustee as to the investment of the assets held in the Trust.
8.07. Indemnification. The Administrator and the Trustee shall be fully indemnified and held harmless by the Company for all actions taken pursuant to this Plan at the direction of the Company.
Article IX
Contributions
9.01. Company Contributions. The Company shall contribute cash or property to the Trust in such amounts and at such times as, in its sole discretion, it deems necessary.
Article X
Maintenance of Accounts
10.01. Separate Accounts. The Company shall maintain a separate account on its books for amounts held for the benefit of each Participant in the Trust (the “Account”) which shall be held, administered and accounted for separately for each Participant. Separate accounting records shall be maintained so that the amount held in each Participant’s Account shall be identifiable at all times. Each Account shall consist of, and be increased by, contributions made by the Company which are designated by the Company as the property of such Account and shall be decreased by distributions made therefrom. The Company shall make contributions to the Trust and credit such Accounts from time to time in its sole discretion. In addition, the Company shall allocate and credit the Net Income of the Trust to the Accounts of Participants on the last day of each calendar year (the “Allocation Date”), pro rata based on the respective Account balance of each Participant on such date. If, as a result of the foregoing, all or a portion of any Net Income otherwise allocable to the Account of any Participant on the Allocation Date cannot be so allocated, such Net Income shall be allocated and credited to the Accounts of all other Participants pro rata, based on the respective Account balances of each Participant on such Allocation Date (determined without regard to the allocation of any Net Income to such Accounts on such date). For purposes of the foregoing, Net Income shall mean the net gain or loss of the Trust from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust. In determining the Net Income of the Trust as of any date, assets shall be valued on the basis of their then fair market value.

10.02. No Interest in Assets. Nothing in Section 10.01 shall be construed as creating any right, title or interest in or to any assets in the Trust or assets of the Company.
Article XI
Amendment and Termination of the Plan
11.01. Board Amendment or Termination. The Board reserves the right to amend or terminate this Plan at any time without the consent of any Participant except, however, that no such amendment or termination will affect the irrevocability of the Trust or the Company’s obligation to pay benefits to Participants.
(a) The Board reserves the right to amend this Plan at any time to comply with Section 409A and the Regulations thereunder or for any other purpose, provided that such amendment will not cause the Plan to violate the provisions of Section 409A. Except to the extent necessary to bring this Plan into compliance with Section 409A no amendment or modification may permit the acceleration of payments of any installments or deferred amounts as provided in the Plan.
(b) If the Board terminates this Plan, such termination must be in accordance with the following restriction imposed by Section 409A and the Regulations thereunder:
(1) All plans sponsored by the Company that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated;
(2) No payments, other than payments that would be payable under the terms of this Plan if the termination had not occurred, are made within twelve (12) months of this Plan termination;
(3) All payments are made within twenty-four (24) months of this Plan termination;
(4) Neither the Company nor any of its affiliates adopts a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements at any time within three (3) years following the date of termination of this Plan; and
(5) The termination does not occur proximate to a downturn in the financial health of the Company.

Article XII
Claims Procedures
12.01. Claims Procedure. The Company shall notify a Participant or a Participant’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under this Plan. If the Company determines that a Participant or a Participant’s beneficiary is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial; (b) a specific reference to the provisions of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if a Participant or a Participant’s beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Participant or Participant’s beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period.
12.02. Review Procedures. If a Participant or Participant’s beneficiary is determined by the Company not to be eligible for benefits, or if a Participant or a Participant’s beneficiary believes that he or she is entitled to greater or different benefits, the Participant or the Participant’s beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a written petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Participant or the Participant’s beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Participant or the Participant’s beneficiary an opportunity to present his or her position to the Company orally or in writing, and the Participant or the Participant’s beneficiary shall have the right to review the pertinent documents. The Company shall notify the Participant or the Participant’s beneficiary of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant or the Participant’s beneficiary and the specific provisions of the Plan on which the decision is based. The Company, in its sole discretion, may elect to hold a hearing before the Board of Directors or a hearing officer, who will make a recommendation to the Board.
The Claims Procedures of this Article XII shall apply only to those benefits that the Administrator determines are not Excess Benefits.
Article XIII
Miscellaneous
13.01. Anti-Alienation. No right or claim to any portion of the benefits payable under the Plan shall be assignable or alienable by a Participant nor shall a Participant’s benefit be subject to garnishment, attachment, execution or levy.

13.02. No Right to Continue Employment. Nothing contained herein shall be construed as conferring upon any Employee the right to continue in the employ of the Company in any capacity whatsoever.
13.03. Applicable Law. To the extent not preempted by federal law, the provisions of this Plan shall be governed and construed in accordance with Delaware law.
13.04. Headings. The headings in this document are for convenience of reference only and shall have no effect upon the meanings of the provisions hereof.
13.05. Administrative Discretion. In addition to the discretion granted to the Board under Section 3.04 of this Plan, the Board shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, to construe and interpret the Plan, and to decide any and all questions of fact, interpretation, definition, computation, or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits payable under the Plan. The rules, interpretations, computations, and other actions of the Board shall be binding and conclusive on all persons.
IN WITNESS WHEREOF, Wilmington Trust Corporation has caused this amended Plan to be executed this 22nd day of December, 2010.

ATTEST:	WILMINGTON TRUST CORPORATION

/s/ Michael A. DiGregorio	By:	/s/ David R. Gibson
Secretary

Corporate Seal